Exhibit 99.1

Indoor Harvest Corp. Expands its Portfolio with the Acquisition of

60% Controlling Interest in Metabiogenix USA®

From Japan to Mexico to the World: “The Metabolism for Life”

Indoor Harvest Corp. (OTCPK: INQD) (the “Company”) a company of sustainable-hemp and wellness related products, is pleased to announce the acquisition of a 60% controlling interest in Metabiogenix USA® for $2.5M in a combination of cash and common stock. During the close of the acquisition, Metabiogenix USA® received a valuation of $8.9M USD from the Japanese Medical Institute (JMI).

“This acquisition will provide Indoor Harvest an exclusive agreement to market and distribute the portfolio of Metabiogenix USA® Nutraceuticals throughout the entire Western Hemisphere (North, South, and Central America), and Spain. Metabiogenix USA® is on track for substantial growth and projecting revenues that could be as high as $20M for FY2024” said Leslie Bocskor, Chairman & CEO of INQD. “Words cannot express the gratitude I am experiencing to have Dr. Mario Acosta Mejia join Indoor Harvest and look forward to working with him to develop this paradigm shifting class of health and wellness products as he continues to lead Metabiogenix USA®.”

With the evolution of wellness and health technologies built from the foundation of Probiotics, a new generation of Metabiotics has been developed by the Japanese Medical Institute to work towards improving the life expectancy and quality of life to people around the world. Japan currently has the longest life expectancy with the average lifespan of 87 years. Dr. Mario Acosta Mejia, Co-Founder and President of Metabiogenix USA®, was among the original Principal Clinical Investigators at the Japanese Medical Institute and was instrumental in developing Metabiox®.

“After years of working with my counterparts in Japan, Mexico, and Europe to develop this new class of health and wellness products, we will continue to revolutionize preventative methods around the world by bringing education and tools to doctors and medical practitioners as these patented products continue to evolve,” said Dr. Mario Acosta Mejia. “I am honored to join the Indoor Harvest family and looking forward to leading Metabiogenix USA® and educating the world about “The Metabolism of Life!”.

Dr. Acosta completed his Ph.D. in Clinical Pharmacology from the University of Cambridge England where he was honored as “Distinguished Graduate of the 20th Century”. He has been an Academic and Researcher at various Universities in Mexico and has presented at more than 2,000 conferences. Dr. Acosta has authored four (4) books; two (2) on Pharmacology, one (1) on Public Health and one (1) on Medical Humanism. In 2013, he received the Award as “One of the 30 Brilliant Minds of Mexico” by Discovery Channel and Grupo Expansión, from Nobel Prize winner Mario Molina. Dr. Acosta is the Founder and National President of the Alianza Médica Fraternity, which brings together more than 30,000 Doctors throughout Mexico. He is currently General Director of the Center for Bioequivalence Studies as well as Principal Clinical Investigator at the Japanese Medical Institute in Tokyo, Japan.

As part of the acquisition, Dr. Acosta will be retained under a new developing employment agreement as President of Metabiogenix USA®.

About Metabiogenix USA®:

Metabiogenix USA® is the officially licensed distributor of Metabiox® across the Western Hemisphere (North, South, and Central America), and Spain. Metabiox® was developed by the Japanese Medical Institute and is produced in Japan.

Metabiox® was certified in December 2021 by COFEPRIS (United Mexican States Federal Committee for Protection from Sanitary Risks), which is Mexico’s equivalent to the US Food & Drug Administration, as a new class of therapeutics. After 10 years of extensive research, several clinical trials in Japan and Mexico, Metabiox® has helped thousands of patients in Mexico:

●	Regulate cellular metabolism throughout the body (metabolic disease control)
●	Restore Metabolism and pancreatic function (pancreatic reset program)
●	Reverse Inflammation and markers of liver dysfunction
●	Reinforces intestinal motility, nutrient absorption, and immune system
●	Reset the sleep-wake cycle

https://www.metabiogenix.com/en

About Japanese Medical Institute:

The Japanese Medical Institute was created to focus on bringing innovations to market leaders. The foundation of the company started on the discovery of the importance of gut microbiome synchronization with the interaction with the different microbiome axis in the body (brain, pancreas, liver, immune system, skin, and others) with the consequent potentiation in the management, control and in some cases remission of chronic degenerative diseases as well as life expectancy and maintenance of health in humans (Lifespan and Health span).

https://japanesemedicalinstitute.jp/

About Indoor Harvest:

Indoor Harvest Corp. (OTCPK: INQD) is a company of sustainable-hemp and wellness related products. The Company incorporates development of proprietary technology, mergers, acquisitions, strategic partnerships, and joint ventures as part of a broad integration strategy. INQD cultivates partnerships within related industries, providing an opportunity to be part of a more significant play, sharing intellectual capital, technology, access to new capital markets, and liquidity for owners.

www.indoorharvest.com

Forward Looking Statements:

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our views about future events and financial performance and are generally not historical facts. Words such as “expect,” “feel,” “believe,” “will,” “may,” “should,” “anticipate,” “intend,” “estimate,” “project,” “forecast,” “plan” and similar expressions are intended to identify forward-looking statements. These statements include but are not limited to financial projections and estimates and their underlying assumptions; statements regarding plans, objectives, and expectations with respect to future operations, products, and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking statements. You are cautioned not to place undue reliance on these forward- looking statements that speak only as of the date hereof. You are also urged to carefully review and consider the various risks and other disclosures discussed in our reports filed with the U.S. Securities and Exchange Commission from time to time, which attempt to advise interested parties of the factors that affect our business. Except to the extent otherwise required by federal securities laws, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof. Risks include but are not limited to general risks associated with mergers, acquisitions, joint ventures, and strategic alliances; lack of sufficient capital, changes in U.S. hemp and related laws; possible impairment of assets, COVID and more.

Company Contact:

Gretchen Gailey

Indoor Harvest Corp.

202.489.3821

ggailey@panoptic-strategies.com